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                                                                                                                      Exhibit 12.1

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
(Dollars in millions)                                           2000        1999        1998       1997        1996
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Income (loss) before income taxes *                          $    75.0  $     (5.0) $    79.7  $    50.7   $   (15.8)

Interest expense, including amortization of debt issuance    $    68.7  $     73.9  $    38.7  $    25.8   $    21.6
costs
Portion of rental expense deemed to represent interest             2.3         3.1        2.7        2.5         1.5
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Total fixed charges                                          $    71.0  $     77.0  $    41.4  $    28.3   $    23.1

Earnings before fixed charges                                $   146.0  $     72.0  $   121.1  $    79.0   $     7.3

Fixed charges                                                $    71.0  $     77.0  $    41.4  $    28.3   $    23.1

Ratio of earnings to fixed charges                                 2.1        0.9x       2.9x       2.8x           -
Deficiency of earnings to fixed charges                              -           -          -          -   $    15.8
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* Excludes  equity in income in affiliated  companies  except to the extent that such income has been received by the Company.

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